EXHIBIT 3.36
OPERATING AGREEMENT
FOR
AZTAR INDIANA GAMING COMPANY, LLC
Effective as of
July 15, 1999

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OPERATING AGREEMENT FOR
AZTAR INDIANA GAMING COMPANY, LLC
     THIS OPERATING AGREEMENT (“Agreement”) is made and entered into as of the 15th day of July 1999 (“Effective Date”), by and between Aztar Indiana Gaming Company, LLC, an Indiana limited liability company (“Company”), and Aztar Indiana Gaming Corporation, an Indiana corporation (“Member”), as the sole initial Member of the Company. The Company was organised as a limited liability company under the Indiana Business Flexibility Act, as amended, Ind. Code § 23-18-1-1 et seq. (“Act”). Certain defined terms used in this Agreement are set forth in Schedule I (Schedule of Definitions) attached hereto and made a part hereof. In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the undersigned parties hereby agree as follows:
ARTICLE I
PURPOSES
     As set forth in the Articles of Organization, the purposes of the Company are to engage in and do any act in furtherance of any and all lawful businesses and activities for which limited liability companies may be formed under the Act. The Company may also qualify for, or register, under assumed or fictitious name statutes in any jurisdiction in which the Company transacts business.
ARTICLE II
ORGANIZATIONAL MATTERS
     Section 2.1. Formation. The Company was formed pursuant to the Act upon the filing of Articles of Organization (“Articles”) with the Secretary of State of Indiana on July 15, 1999. The rights and obligations of the Member and the Company shall be as provided under the Act, the Articles and this Agreement. The Member agrees to each of the provisions of the Articles.
     Section 2.2. Principal Office. The principal office of the Company shall be at 421 N.W. Riverside Drive, Evansville, IN 47708, or such other address as may be established by the Member.
     Section 2.3. Registered Office and Registered Agent. The Company’s registered office shall be One North Capitol Ave., Indianapolis, IN 46204 and the name of its initial registered agent at such address shall be CT Corporation System. The Company may designate another registered office or agent at any time by following the procedures set forth in the Act.
     Section 2.4. Duration. The existence of the Company shall continue in perpetuity, unless the Company is dissolved in accordance with Article IX or the Act.

ARTICLE III
MEMBERS AND CAPITAL STRUCTURE
     Section 3.1. Name and Address of Member. The name of the Member and his last known business, residence or mailing address is listed on the attached Exhibit A. The Member shall update Exhibit A from time to time as necessary to accurately reflect the information therein.
     Section 3.2. Units Representing Membership Interests. The Interest of the Member in the Company is divided into and represented by Units. The Member’s initial number of Units is one (1), as set forth in Exhibit A, as the same shall be amended from time to time to reflect any changes in the number of Units of the Member. Unless otherwise approved by the Member, the Company will not issue certificates representing Units, but at the written request of the Member, the Company will provide a certified statement setting forth the total number of Units issued and outstanding and the number of Units issued to the requesting Member, as of the date of the statement.
     Section 3.3. Capital Contributions. The initial Capital Contribution to the Company of the Member is set forth on Exhibit A.
     Section 3.4. Additional Capital. The Member shall not be obligated to make any Capital Contributions other than the initial Capital Contributions specified in Section 3.3.
     Section 3.5. Capital Accounts.
     (a) An individual capital account (“Capital Account”) shall be established and maintained on behalf of the Member. The Capital Account of the Member shall consist of (i) the amount of cash the Member has contributed to the Company, plus (ii) the fair market value of any property the Member has contributed to the Company, net of any liabilities assumed by the Company or to which such property is subject, plus (iii) the amount of profits or income (including tax-exempt income) allocated to the Member, less (iv) the amount of losses and deductions allocated to the Member, less (v) the amount of all cash distributed to the Member, less (vi) the fair market value of any property distributed to the Member, net of any liability assumed by such Member or to which such property is subject, less (vii) the Member’s share of any other expenditures which are not deductible by the Company for federal income tax purposes or which are not allowable as additions to the basis of Company property, and (viii) subject to such other adjustments as may be required under the Code.
     (b) The Member shall not have any liability or obligation to restore a negative or deficit balance in his Capital Account.

     Section 3.6. Member Loans or Services. Loans or services by the Member to the Company shall not be considered Capital Contributions unless otherwise designated by the Member.
     Section 3.7. Admission of Additional Members. The Member may admit Additional Members to the Company, who will be entitled to participate in the rights of Members as described herein, with admission thereof on such terms as are determined by the Member. Any such Additional Members shall be allocated net income, gains, losses, deductions and credits by such method as may be provided in this Agreement or any successor agreement hereto. Upon the admission of one or more Additional Members resulting in the Company having more than one Member, the Company and the Members shall amend this Agreement or any successor agreement hereto as necessary or appropriate to reflect the treatment of the Company as a partnership for federal income tax purposes.
     Section 3.8. Member Responsible for Prior Obligations. In the event the Member (or any of the Member’s shareholders, partners, members or owners) has incurred any indebtedness or obligation prior to the date of this Agreement that relates to, or otherwise affects the Company, the Member shall be liable and responsible for such indebtedness or obligation and the Member guarantees said liability or indebtedness.
ARTICLE IV
GOVERNANCE OF THE COMPANY
     Section 4.1. Management by the Member. As provided in the Articles, management of the business and affairs of the Company is vested in the Member.
     Section 4.2. Action by the Company. The Company shall act only by or under the authority of its Member.
     Section 4.3. Delegation of Certain Management Authority. The Member may delegate to one or more officers of the Company or one or more employees of the Company any management responsibility or authority. The Member may create such offices, appoint such officers and delegate thereto such responsibility or authority as it determines to be appropriate.
ARTICLE V
ACCOUNTING AND RECORDS
     Section 5.1. Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Member. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the same as the Member.
     Section 5.2. Access to Records. The books and records of the Company, to the extent required by the Act, shall be maintained at the Company’s Principal Office, and the Member and his duly authorized representatives shall have access to where they are located and have the right to inspect and copy them during ordinary business hours.
     Section 5.3. Annual Tax Information. The Company shall use its best efforts to deliver to the Member within 90 days after the end of each fiscal year all information necessary for the preparation of the Member’s federal and state income tax returns. The Company shall also use its best efforts to prepare, within 90 days after the end of each fiscal year, a financial report of the Company for such fiscal year containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of sources and applications of funds, and a statement of reconciliation of the Capital Account of the Member.
     Section 5.4. Amounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth in this Agreement, shall be made by the Member. The Member may rely upon the advice of his accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.
     Section 5.5. Federal Income Tax Elections. The Member shall make all elections for federal income tax purposes.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
     Section 6.1. Allocation of Net Income, Net Loss or Capital Gains. The net income, net loss, or capital gains of the Company for each fiscal year of the Company shall be allocated 100% to the Member.
     Section 6.2. Distributions. Cash or other property shall be distributed to the Member at such time as the Member shall determine.

ARTICLE VII
TRANSFERS OF INTERESTS
     Section 7.1. Registrations on Transferability. No Member may transfer all or any portion of its Interest or Units except in accordance with 68 IAC 5-2, and other applicable rules of the Indiana Gaming Commission.
ARTICLE VIII
DISSOCIATION OF A MEMBER
     Section 8.1. Dissociation. The Member ceases to be a Member if the Member voluntarily withdraws from the Company (“Event of Dissociation”).
ARTICLE IX
DISSOLUTION AND WINDING UP
     Section 9.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first of the following to occur:
   (a) A determination by the Member that the Company shall be dissolved; or
   (b) At such earlier time as may be provided by applicable law.
Notwithstanding any other provision of this Agreement or the Act, the Member hereby agrees that the business of the Company shall be continued upon the occurrence of an Event of Dissociation and that the Company shall not be dissolved upon the occurrence of an Event of Dissociation other than pursuant to the terms of Section 9.1(a).
     Section 9.2. Winding Up. Upon dissolution, the Member shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company’s assets; (b) disposing of properties that will not be distributed in kind to the Member; (c) discharging or making provision for discharging liabilities; (d) distributing the remaining property to the Member, and (e) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Member shall follow the procedure for disposing of known claims set forth in Ind. Code § 23-18-9-8 and shall publish notice of the dissolution of the Company pursuant to Ind. Code § 23-18-9-9.

     Section 9.3. Distribution of Assets. Upon the winding up of the Company, the assets shall be distributed as follows:
     (a) To creditors, including the Member if he is a creditor of the Company to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to the Member pursuant to Article VI;
     (b) To the Member to repay any loans to the Company or to satisfy any liabilities for distributions pursuant to Article VI which remain unpaid; and
     (c) To the Member in respect of his Capital Account after giving effect to all contributions, distributions and allocations for all periods.
     Section 9.4. Compliance. The provisions of Sections 9.1, 9.2, and 9.3 are subject to the Company’s compliance with any applicable provisions of the Riverboat Gaming Act at IC 4-33, et seq., and applicable rules and regulations of the Indiana Gaming Commission.
ARTICLE X
AMENDMENTS
     Section 10.1. Amendments. The Member and the Company may amend this Agreement from time to time by written instrument reflecting such amendment.
ARTICLE XI
MISCELLANEOUS
     Section 11.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement between the Member and the Company with respect to its subject matter. This Agreement and the Articles replace and supersede all prior agreements by and among the Member and the Company. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the parties or have any force or effect whatsoever.
     Section 11.2. Governing Law. This Agreement and the rights of the parties under this Agreement will be governed by, interpreted, and enforced in accordance with the laws of the State of Indiana.
     Section 11.3. Binding Effect; Conflicts. This Agreement will be binding upon and inure to the benefit of the parties, and their respective distributes, successors and assigns. This

Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or the provisions of the Article, the provisions of the Act or the Articles, as the case may be, will be controlling.
     Section 11.4. Headings; Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in me construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.
     Section 11.5. Severability. If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.
     Section 11.6. Additional Documents and Acts. Each party agrees to promptly execute and deliver such additional documents, statements of interest and holdings, designations, powers of attorney and other instruments, and to perform such additional acts, as the other party may determine to be necessary, useful or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement, and to comply with all applicable laws, rules and regulations.
     Section 11.7. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties and their respective successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other third party. No creditor or other third party will have any rights, interest, or claims under the Agreement or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 11.8. Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified on Exhibit A. Any party may, at any time by giving five days’ prior written notice to the other party, designate any other address in substitution of the foregoing address to which such notice will be given.
     Section 11.9. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

     Section 11.10. No Remedies Exclusive. To the extent any remedies are provided herein for a breach of this Agreement, the Articles or the Act, such remedies shall not be exclusive of any other remedies the aggrieved party may have, at law or in equity.
     Section 11.11. Incorporated Schedule and Exhibits. The following Schedule and Exhibit are attached to and/or have been identified as Schedules and Exhibits to this Agreement and are incorporated in this Agreement by reference as if fully set forth herein:
     Schedule I to Operating Agreement. Schedule of Definitions.
     Exhibit A to Operating Agreement. Name and Address of Member and Capital Contribution.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures, to be effective on the Effective Date.

“COMPANY”

Aztar Indiana Gaming Company, LLC

By: Aztar Indiana Gaming Corporation, Member

By:	/s/ Nelson W. Armstrong
Printed:	Nelson W. Armstrong, Jr.
Title:	Vice Presidents and Secretary

“MEMBER”

Aztar Indiana Gaming Corporation

By: Printed:	/s/ Nelson W. Armstrong Nelson W. Armstrong, Jr.
Title:	Vice Presidents and Secretary